Exhibit 99.1

Mariam Morris	or	P. Curtis Schenck
Chief Financial Officer		Director, Investor Relations
Sucampo Pharmaceuticals, Inc.		Sucampo Pharmaceuticals, Inc.
301-961-3400		301-961-3400
mmorris@sucampo.com		cschenck@sucampo.com
Sucampo Pharmaceuticals Reports Financial Results
for the Fourth Quarter and Full Year of 2007
AMITIZA® Sales and R&D Success Fuel Growth
Bethesda, Md., March 11, 2008 — Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today reported its consolidated financial results for the fourth quarter and year ended December 31, 2007. The Company achieved its second consecutive year of profitability and continued to strengthen its financial position.
Fourth-Quarter 2007 Highlights
•	Product royalty revenue increased by $6.6 million, or more than 300%, year-over-year on growth of U.S. sales of AMITIZA® (lubiprostone, 24 mcg), for Chronic Idiopathic Constipation in adults.

•	Sucampo and co-marketing partner Takeda Pharmaceutical Company, Ltd. (Takeda) initiated a national television Direct-To-Consumer (DTC) marketing campaign for AMITIZA®.
Full-Year 2007 Highlights
•	Sucampo reported net income of $13.2 million, or $0.35 per diluted share, for the year ended December 31, 2007. Sucampo strengthened its liquidity and capital resources with cash and cash equivalents of $25.6 million and investments of $61.0 million and total shareholders’ equity of $86.5 million at December 31, 2007.

•	Sucampo earned a $30.0 million milestone payment from Takeda upon submission of a supplemental New Drug Application (sNDA) seeking approval of AMITIZA for Irritable Bowel Syndrome with Constipation (IBS-C).

•	Sucampo completed an initial build-out of internal specialty sales force targeting long-term care facilities as well as medical schools and university hospitals.

•	Sucampo completed an initial public offering that raised $28.2 million in net proceeds.

•	Sucampo initiated full Phase III studies of AMITIZA for Opioid-Induced Bowel Dysfunction (OBD).

•	Sucampo began a Phase II study of a second compound, cobiprostone, for the prevention of Non-Steroidal Anti-Inflammatory Drug (NSAID)-induced ulcers.
“In recent months, Sucampo has achieved a number of operational and financial objectives that demonstrate the success of AMITIZA® in the U.S. and the potential for lubiprostone abroad as we focus on expanding into new indications and entering new markets,” said Ryuji Ueno, M.D., Ph.D., Ph.D., founder, chairman and chief executive officer. “The launch of the television DTC campaign for AMITIZA®, combined with the efforts of our internal specialty sales force, has helped to drive sales growth and build brand recognition among patients and physicians. We are optimistic that we will be able to capitalize on the positive awareness of AMITIZA®.”
Financial Results
Total revenues for the quarter ended December 31, 2007 increased 51% to $17.1 million from $11.4 million for the fourth quarter ended December 31, 2006 and increased 55% to $91.9 million for the year ended December 31, 2007 from $59.3 million for the year ended December 31, 2006.
The key components of total revenues are as follows:
•	Product royalty revenue increased to $8.7 million for the fourth quarter of 2007 compared with $2.0 million for the fourth quarter of 2006; and product royalty revenue increased to $27.5 million for the year ended December 31, 2007 from $6.6 million in 2006. The increase reflects the significant growth in the U.S. sales of AMITIZA® for the treatment of Chronic Idiopathic Constipation in adults since its commercial launch in April 2006.

•	Research and development (R&D) revenue declined slightly to $7.3 million for the fourth quarter of 2007 from $7.5 million for the fourth quarter of 2006. R&D revenue increased to $59.4 million for the year ended December 31, 2007 from $46.4 million in 2006, due primarily to the $30.0 million milestone payment earned from Takeda in June 2007 upon the filing of the sNDA for AMITIZA for the treatment of IBS-C, offset in part by a decline of $17.0 million of R&D reimbursement payments from Takeda reflecting the recognition of AMITIZA related deferred revenue for six months in 2007, when the related performance period was completed, compared with twelve months in 2006.
In the fourth quarter of 2007, Sucampo reported a net loss of $0.7 million, or $0.02 per diluted share, based on 41.7 million weighted average diluted common shares outstanding, compared with net income of $4.9 million, or $0.14 per diluted share, for the fourth quarter of 2006, based on 35.3 million weighted average diluted common shares outstanding. In the fourth quarter of 2007, Sucampo recorded $0.1 million in net tax benefits versus $4.9 million in net tax benefits for the fourth quarter of 2006 resulting from the recognition of deferred tax assets. Sucampo reported a loss before income taxes of $0.9 million in the fourth quarter of 2007 compared with income before income taxes of $40,000 in the fourth quarter of 2006. The loss for the fourth quarter of 2007 resulted primarily from increases in R&D expenses to expand our current pipeline initiatives and an increase in overall costs associated with being a publicly-traded company, including insurance costs and fees for legal, accounting, Sarbanes-Oxley Act compliance and other professional services.
For the year ended December 31, 2007, Sucampo reported net income of $13.2 million, or $0.35 per diluted share, based on 38.2 million weighted average diluted common shares outstanding compared with net income of $21.8 million, or $0.63 per diluted share for 2006, based on 34.7 million weighted average diluted common shares outstanding. For 2007, Sucampo recorded a tax provision of $7.8 million compared with an income tax benefit of $4.9 million in 2006. Sucampo reported income before income taxes of $21.0 million for 2007 compared with income before income taxes of $16.9 million in 2006. The increase in income before taxes for 2007 resulted primarily from the significant growth of our product royalty revenue associated with the U.S. sales of AMITIZA®.
Total operating expenses incurred during the fourth quarter of 2007 increased to $19.3 million from $11.9 million for the fourth quarter of 2006 and increased to $73.5 million for the year ended December 31, 2007 compared with $44.5 million in 2006.
The key components of the operating expense increases are as follows:
•	The increase in R&D expenses of $11.9 million to $28.3 million during the year ended December 31, 2007 from $16.4 million in 2006 was associated with Sucampo’s clinical development programs for IBS-C, the initiation of its OBD clinical studies of AMITIZA and the initiation of its NSAID clinical study of cobiprostone, as well as its ongoing development of other prostone compounds.

•	The increase in general and administrative (G&A) expenses of $10.4 million to $25.0 million during the year ended December 31, 2007 from $14.6 million in 2006 was primarily the result of a one-time cash and stock-based awards to Sucampo’s founders of $9.2 million for stock options previously granted and now terminated. G&A expenses also reflected higher operational headcount and higher rent expense for new leased office space, and additional costs associated with being a publicly-traded company.

•	The increase in selling and marketing expenses of $2.1 million to $13.2 million during the year ended December 31, 2007 from $11.1 million in 2006 reflected one full year of commercial activity in 2007 for AMITIZA®, which was launched in the second quarter of 2006.

Dr. Ueno continued, “We are proceeding from a position of financial and operational strength. Sucampo’s cash and cash equivalents and investments totaled $86.5 million at the end of 2007 as compared with $51.9 million at the end of 2006. This position could enable Sucampo to in-license and market select drugs. I should also point out that on-going sales of AMITIZA® are helping to fund the advancement of our pipeline of future drug candidates. Also, if Sucampo succeeds in advancing AMITIZA® for approval for additional therapeutic indications, those developments could trigger milestone payments as well as an increase in product royalties.”
Under the Prescription Drug User Fee Act of 1992, Sucampo expects the U.S. Food and Drug Administration’s decision regarding its sNDA for AMITIZA for the treatment of IBS-C on or about April 29, 2008. If the drug is approved for this indication, Sucampo would receive a $50.0 million milestone payment from Takeda.
“Sucampo enjoyed an outstanding year in 2007 and we look forward to accomplishing a number of significant milestones in the year ahead,” said Dr. Ueno.
Company to Host Conference Call
In conjunction with its fourth quarter and full year financial results, Sucampo will host a conference call at 10:00 a.m. ET Tuesday, March 11, 2008. To participate on the live call, please dial (866) 700-6293 (domestic) or (617) 213-8835 (international) and providing the participant passcode 65493260. A replay of the call will be available until midnight Tuesday, March 25, 2008 by dialing (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (international). Confirmation code for the replay is 52571342. A live and archived audio webcast of the call will be available via the “For Investors” page of the Sucampo Pharmaceuticals website, www.sucampo.com. Please dial in or log on through Sucampo Pharmaceuticals’ website approximately 10 minutes prior to the scheduled start time.
About Sucampo Pharmaceuticals, Inc.
Sucampo Pharmaceuticals, Inc., a specialty biopharmaceutical company based in Bethesda, MD, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which are bio-lipids that occur naturally in the human body, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ chairman and chief executive officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding chief executive officer and advisor, international business development.
Sucampo Pharmaceuticals is marketing AMITIZA® (lubiprostone) in the U.S. for chronic idiopathic constipation in adults and is developing the drug for additional gastrointestinal disorders with large potential markets. In addition, Sucampo Pharmaceuticals has a robust pipeline of compounds with the potential to target underserved diseases affecting millions of patients worldwide. Sucampo Pharmaceuticals has two wholly-owned subsidiaries: Sucampo Pharma Europe, Ltd. headquartered in Oxford, UK with a branch office in Basel, Switzerland, and Sucampo Pharma, Ltd. located in Tokyo and Osaka, Japan. To learn more about Sucampo Pharmaceuticals and its products, visit www.sucampo.com.

Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” “may” or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the quarterly report on Form 10-Q for the period ended September 30, 2007 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

SUCAMPO PHARMACEUTICALS, INC.
Consolidated Statements of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Research and development revenue	$7,274	$7,482	$59,379	$46,382
Product royalty revenue	8,667	2,027	27,536	6,590
Co-promotion revenue	1,093	1,685	4,411	4,243
Contract revenue – related parties	74	141	418	404
Collaboration revenue	37	37	147	147
Contract revenue	—	—	—	1,500

Total revenues	17,145	11,372	91,891	59,266

Operating expenses:
Research and development	8,280	4,037	28,334	16,392
General and administrative	5,367	3,608	25,031	14,587
Selling and marketing	3,577	4,030	13,229	11,103
Product royalties – related parties	1,536	191	4,890	1,171
Milestone royalties – related parties	500	—	2,000	1,250

Total operating expenses	19,260	11,866	73,484	44,503

(Loss) income from operations	(2,115)	(494)	18,407	14,763
Non-operating income (expense):
Interest income	890	573	2,465	1,976
Interest expense	—	(6)	—	(90)
Other income, net	343	(33)	151	255

Total non-operating income, net	1,233	534	2,616	2,141

(Loss) income before income taxes	(882)	40	21,023	16,904
Income tax benefit (provision)	147	4,897	(7,833)	4,897

Net (loss) income	$(735)	$4,937	$13,190	$21,801

Net (loss) income per share:
Basic net (loss) income per share	$(0.02)	$0.14	$0.35	$0.63

Diluted net (loss) income per share	$(0.02)	$0.14	$0.35	$0.63

Weighted average common shares outstanding – basic	41,730	34,990	37,778	34,383

Weighted average common shares outstanding – diluted	41,730	35,298	38,226	34,690

SUCAMPO PHARMACEUTICALS, INC.
Consolidated Balance Sheets (unaudited)
(In thousands, except share data)

	December 31,
	2007	2006
ASSETS:
Current assets:
Cash and cash equivalents	$25,559	$22,481
Investments, short-term	51,552	29,399
Accounts receivable	1,525	1,537
Unbilled accounts receivable	5,883	—
Product royalties receivable	8,667	2,029
Prepaid and income taxes receivable	1,922	2,355
Deferred tax assets, net	88	1,612
Prepaid expenses and other current assets	2,222	536

Total current assets	97,418	59,949
Restricted cash	213	213
Investments, long-term	9,400	—
Property and equipment, net	2,265	343
Deferred tax assets – noncurrent, net	551	3,289
Deposits and other assets	180	3,290

Total assets	$110,027	$67,084

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$3,313	$2,391
Accrued expenses	8,730	5,418
Deferred revenue – current	1,062	11,517

Total current liabilities	13,105	19,326
Deferred revenue, net of current portion	8,626	9,192
Other liabilities	1,768	33

Total liabilities	23,499	28,551

Commitments

Stockholders’ equity:
Series A convertible preferred stock, $0.01 par value; 0 and 10,000 shares authorized at December 31, 2007 and 2006, respectively; 0 and 3,780 shares issued and outstanding at December 31, 2007 and 2006, respectively	—	20,288
Preferred stock, $0.01 par value; 5,000,000 and 0 shares authorized at December 31, 2007 and 2006, respectively; no shares issued and outstanding at December 31, 2007 and 2006	—	—
Class A common stock, $0.01 par value; 270,000,000 and 75,000,000 shares authorized at December 31, 2007 and 2006, respectively; 15,538,518 and 8,799,385 shares issued and outstanding at December 31, 2007 and 2006, respectively	155	88
Class B common stock, $0.01 par value; 75,000,000 shares authorized; 26,191,050 shares issued and outstanding at December 31, 2007 and 2006	262	262
Additional paid-in capital	96,680	41,555
Accumulated other comprehensive loss	(393)	(294)
Accumulated deficit	(10,176)	(23,366)

Total stockholders’ equity	86,528	38,533

Total liabilities and stockholders’ equity	$110,027	$67,084